Exhibit 10.67

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made effective as of December 1, 2006 (the “Effective Date”) by and between WELLS REIT II - 5995 OPUS PARKWAY, LLC, a Delaware limited liability company (“Landlord”) and VIRTUAL RADIOLOGIC CORPORATION (formally Virtual Radiologic Consultants, LLC), a Delaware corporation (“Tenant”).

RECITALS

A. Landlord is the fee owner of that certain real property legally described on Exhibit A attached hereto (the “Property”).

B. Landlord (as successor in interest to Midwest Holding Corp. #9, Inc.) and Tenant entered into that certain Standard Office Lease Agreement (Net), dated March 15, 2004 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 12, 2004 (the “First Amendment”, together with the Original Lease, the “Lease”).

C. The Lease currently demises approximately 29,570 rentable square feet of space (the “Premises”) on the second floor of the building located on the Property with an address of 5995 Opus Parkway, Minnetonka, Minnesota (the “Building”).

D. Landlord and Tenant desire to amend the Lease in accordance with the terms and conditions set forth in this Second Amendment.

COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree:

1. Recitals; Definitions. The above Recitals are incorporated by reference. All capitalized terms used herein shall have the meanings defined in the Lease unless otherwise defined in this Second Amendment.

2. Generator. Subject to Landlord’s prior written approval of the design and location thereof, Tenant shall have the right, at its sole cost and expense, to install a back-up generator including aboveground belly tank therefor (collectively, the “Generator”) to serve the Premises on approximately 100 rentable square feet of the Property (outside the Building) in the location depicted on Exhibit B attached hereto (the “Generator Premises”), subject to the following conditions:

a. Commencing on the Effective Date and continuing during the Term of the Lease, in addition to the Rent due under the Lease, Tenant shall pay to Landlord annual rent for the Generator Premises in the amount of $10.21 per rentable square foot of the Generator Premises (the “Generator Rent”). The Generator Rent shall be due and payable at the same times and on the same terms and conditions applicable to Rent under the Lease. The Generator Premises shall not be included in the calculation of Tenant’s Pro Rata Share of Real Estate Taxes and Operating Expenses pursuant to Article 6 of the Original Lease.

b. Except as otherwise set forth in this Second Amendment, installation of the Generator will be deemed an Alteration (as defined in Article 12 of the Lease) to the Premises and will be governed by the applicable provisions of the Lease relating to Alterations. Tenant will submit to Landlord, at least twenty (20) days prior to the proposed installation date, (i) Tenant’s proposed plans and specifications relating to the installation, operation and use of the Generator, and (ii) all other information required pursuant to Article 12 for such Alteration. Tenant may not commence any work to install a Generator on the Generator Premises until it has received Landlord’s prior written approval of all such deliveries. Landlord agrees to act reasonably in connection with any changes to Tenant’s plans and specifications required by Landlord after Landlord has granted its approval thereto.

c. Tenant will comply with Landlord’s reasonable directives and all federal, state, and local laws, regulations, rules and guidelines relating to the installation, operation, maintenance and repair of the Generator, including, but without limitation to (i) installation of decorative screening and landscaping around the Generator that is compatible with the exterior of the Building and surrounding landscaping and that is acceptable to Landlord in Landlord’s reasonable discretion, (ii) obtaining and maintaining, or causing to be obtained and maintained, all applicable permits required for the installation, operation, maintenance and repair of the Generator, (iii) implementing a Spill Prevention Control and Countermeasures Plan (as required by federal, state, or local regulations) or best management practices plan, (iv) providing evidence of financial responsibility and insurance covering the Generator naming Landlord and its property manager as additional insured, and (v) maintaining and inspecting the Generator and related equipment and keeping records related thereto. Any replacement, all maintenance and repair of the Generator and all governmental compliance required in connection with the Generator will be Tenant’s sole responsibility and Tenant’s sole cost and expense; provided, however, if Tenant fails to commence such maintenance and repair within three (3) days after notice from Landlord and thereafter diligently prosecutes the same to completion, then Landlord may perform such maintenance and repair at Tenant’s sole cost and expense which shall be paid by Tenant to Landlord upon demand. Upon Landlord’s request, Tenant will promptly provide Landlord with copies of all records relating to the installation, operation, maintenance and repair of the Generator.

d. Tenant may use the Generator only when normal power is not available to the Premises. Tenant may not use the Generator for any purpose other than in connection with the occupancy of the Premises for the permitted use and in accordance with any applicable permits.

e. Upon a written request from Tenant delivered to Landlord no later than six (6) months prior to the expiration of the Term, Landlord will, within a reasonable time thereafter, advise Tenant as to whether Landlord will require Tenant to remove the Generator prior to the expiration of the Term. Tenant shall, within ninety (90) days following Landlord’s notice, at Tenant’s sole cost and expense, perform an environmental investigation to determine whether a release of fuel has occurred. If Landlord does not require Tenant to remove the Generator and the environmental investigation conducted pursuant to the preceding sentence indicates that no release has occurred, then the Generator will become the property of the Landlord and Tenant will, at the request of Landlord, convey the Generator to Landlord by a bill of sale. Unless Landlord notifies Tenant that it will not require Tenant to remove the Generator in accordance with this subsection e., Tenant shall remove the Generator, at Tenant’s sole cost and expense, prior to the expiration of the Term in accordance with all applicable laws and shall promptly repair any damage to the Generator Premises, the Premises and/or the Property caused by the installation, operation and/or removal of the Generator, including any required environmental remediation, all at Tenant’s sole cost and expense. Tenant must document the removal of the Generator with a report prepared by a qualified consultant reasonably approved by Landlord, evidencing either no impact to soil and groundwater exceeding applicable state and federal cleanup criteria for the use of the site or that any impacted soil or groundwater has been remediated in a manner and to a level meeting the applicable state and federal cleanup criteria, together with any applicable assurance or closure documentation.

f. Tenant will immediately report to Landlord any spill or release and any citations or notices of violation and will provide Landlord with copies thereof. Such notification will not relieve Tenant from its obligations to notify governmental agencies. Any cleanup or remediation will be completed by Tenant, at Tenant’s sole cost and expense, in accordance with applicable law and in a manner and to a level meeting the applicable state and federal cleanup criteria, together with any applicable assurance or closure documentation.

g. This provision does not modify Tenant’s permitted use of the Premises, and does not relieve Tenant of any environmental liability under the Lease.

h. Landlord may make periodic inspections of the Generator Premises, the Premises and the Generator to ensure regulatory compliance and the proper operation, maintenance and repair of the Generator. Any reasonable costs incurred by Landlord in making inspections or other costs of compliance will be charged directly to Tenant and will be due and payable to Landlord upon demand.

i. Landlord has no liability for the Generator or for any other specialty equipment which is not a part of the Building’s utility equipment and monitored by the energy management system. To the fullest extent allowable under law, Tenant (i) waives all claims it may have against Landlord arising out of or relating to damage to or destruction of the Generator other than claims arising out of or directly attributable to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors; and (ii) will indemnify and defend (with counsel reasonably acceptable to Landlord) Landlord from and against all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, court costs, and reasonable attorneys’ fees incurred by Landlord in connection with the foregoing or in enforcing Tenant’s obligations under this Second Amendment, arising out of or relating to the Generator, including, without limitation, the installation, operation, repair, maintenance, and removal of the Generator other than claims arising out of or directly attributable to the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. All obligations of Tenant and rights of Landlord under this Second Amendment will survive the expiration or early termination of the Lease without limitation.

3. Attorneys’ Fees. Tenant shall reimburse Landlord, upon demand, for all attorneys’ fees, costs and expenses incurred by Landlord in connection with the preparation of this Amendment; provided, however, if Tenant does not require substantial revisions to Landlord’s initial form of this Amendment, then such attorneys’ fees, costs and expenses shall not exceed $2,500.00.

4. No Broker. Tenant represents that Tenant has not dealt with any broker in connection with this Second Amendment, and agrees to indemnify, defend and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Second Amendment.

5. Offer. Submission of this instrument for examination or negotiation shall not bind Landlord, and no obligation on the part of Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

6. Full Force and Effect. Except as expressly modified or amended by this Second Amendment, all of the terms and provisions of the Lease remain unchanged and in full force and effect.

7. Entire Agreement. This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

8. Inconsistency. In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

9. Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

THIS SECOND AMENDMENT TO LEASE is signed and delivered by Landlord and Tenant as of the Effective Date.

TENANT:

VIRTUAL RADIOLOGIC CORPORATION (formally Virtual Radiologic Consultants, LLC), a Delaware corporation

By:	/s/ George H. Frisch
Name:	George H. Frisch
Title:	Secretary

SEE FOLLOWING PAGE FOR LANDLORD SIGNATURE

LANDLORD:

WELLS REIT II – 5995 OPUS PARKWAY, LLC a Delaware limited liability company

By:	Wells Operating Partnership II, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland Corporation, its general partner

		By:	/s/ Douglas P. Williams
			Name:	Douglas P. Williams
			Title:	Executive Vice President

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Description of the Land:

Lot 2, Block 1, Opus 2 Tenth Addition, Hennepin County, Minnesota

5995 Opus Parkway
Visitor
Parking
Structure
Entrance
Entrance
OPUS.
OPUS.
AMERICAN HOME
INSURANCE CO.
PARKING LOT
EXPANSION
C1

EXHIBIT B

DEPICTION OF LOCATION OF GENERATOR

Exhibit B

EXHIBIT B

DEPICTION OF LOCATION OF GENERATOR

Virtual Radiological
Generator Site Plan

Prepared By
Mtec Electric
Paul Archambault
763-537-1570

Parking Garage
Loading Dock
11'6"
5'0"
19'6"
12'
PROPOSED CONDUIT
Virtual Rad. Generator
G and K Generator (existing)
4'0"
4'0"
Parking Lot